Exhibit 99.1

Pacific Capital Bancorp Reports 11% Increase in First Quarter Earnings Per Share

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--April 27, 2006--Pacific Capital Bancorp (Nasdaq:PCBC):

    First Quarter 2006 Highlights:

    --  Net interest margin expands from Q4 2005

    --  Non-performing assets decline to 0.26% of total assets

    --  Pre-tax income from RAL/RT programs increases 29.3%

    Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $7.0 billion in assets, today announced financial results for the first quarter ended March 31, 2006.
    Net income for the first quarter was $67.4 million, a 13.4% increase from $59.4 million reported for the first quarter of 2005. Earnings per share for the first quarter of 2006 were $1.43, an increase of 10.9% from $1.29 reported for the first quarter of 2005.
    "We are pleased to report the highest level of quarterly earnings per share in the history of the Company," said William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp. "Our first quarter results were driven by another strong performance in our seasonal Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs. Our efforts to increase the variety of tax refund loan options available to consumers and to expand our network of tax preparation firms that originate RALs and RTs resulted in higher than expected growth in the volume of transactions. We believe the positive trends we experienced this season bode well for the continued growth of the RAL/RT programs in future years.
    "Within the core bank, we saw continued improvement in asset quality and a slight expansion in our net interest margin from the fourth quarter of 2005, despite a challenging deposit pricing environment. However, we continue to incur significant expense related to regulatory compliance efforts and our IT system conversion, which is negatively impacting our level of profitability," said Thomas.

    RAL/RT Programs

    The Company's RAL and RT programs generated $84.6 million in pre-tax income during the first quarter of 2006, an increase of 29.3% over the $65.5 million in pre-tax income generated during the same period of 2005. Total volume for these programs was 5.93 million transactions during the first quarter, an increase of 16.7% over the
5.08 million transactions processed in the first quarter of the prior year. RTs accounted for 69% of the transactions and RALs comprised the remaining 31% in the first quarter of 2006, which compares to a mix of 70% RTs and 30% RALs in the first quarter of 2005.
    The following table reflects the contribution of RAL/RT transactions from the Company's three channels:


    Channel           2006                2005            % change
----------------------------------------------------------------------
Jackson Hewitt     1.67 million        1.64 million          1.8%
----------------------------------------------------------------------
Other              1.68 million        1.33 million
 Professional
 Tax Preparers                                              26.3%
----------------------------------------------------------------------
Self-filers        2.58 million        2.11 million         22.3%
======================================================================
Total              5.93 million        5.08 million         16.7%
----------------------------------------------------------------------


    During the first quarter of 2006, the Company experienced increased demand for certain newer RAL/RT product options which have higher loss rates, but are priced accordingly. The larger demand for these options drove significant increases in both interest income and provision for credit losses, and resulted in a modest increase in profitability per transaction compared to the 2005 RAL/RT season.
    As indicated previously, the Company's new contracts with Jackson Hewitt call for Pacific Capital to make fixed marketing and technology services payments to Jackson Hewitt each year rather than sharing the transaction fee on each RAL and RT. As a result, the Company's income statement differs significantly from previous years. Most notably, total interest and fee income are significantly higher due to the receipt of the entire fee on all transactions originated by Jackson Hewitt, and other expense is significantly higher due to the fixed marketing and technology services payments.

    Income Statement

    Throughout this press release, the Company has presented certain amounts and ratios that are computed both with and without the impact of the Company's RAL/RT programs. The Company's management utilizes the non-RAL/RT information in the evaluation of its core banking operations and believes that the investment community also finds this information valuable. The impact of the RAL/RT programs on the consolidated information prepared in accordance with Generally Accepted Accounting Principles is provided in tables at the end of this release.
    During the first quarter, total interest income was $217.1 million, compared with $145.3 million in the same quarter of 2005. Excluding RALs, total interest income was $103.6 million, which compares to $82.9 million in the first quarter of 2005. The increase in total interest income excluding RALs was primarily attributable to organic growth in the loan portfolio, the acquisition of First Bank of San Luis Obispo (FBSLO), and to higher yields on loans.
    Total interest expense for the first quarter of 2006 was $42.0 million, compared with $22.9 million for the first quarter of 2005. Excluding RALs, total interest expense was $36.4 million in the first quarter of 2006, compared with $21.0 million in the same quarter of 2005. The increase in total interest expense excluding RALs resulted from the deposits and borrowings acquired with FBSLO, the organic growth in deposits over the past year, higher borrowings incurred to support loan growth, and higher rates paid on deposits and borrowings.
    Net interest income for the first quarter of 2006 was $175.1 million, compared with $122.4 million in the same quarter of 2005. Excluding RALs, net interest income for the first quarter of 2006 was $67.2 million, an increase of 8.6% over $61.9 million in the same quarter of 2005.
    Net interest margin for the first quarter of 2006 was 10.54%, which compares with 8.20% in the first quarter of 2005. Exclusive of RALs in both periods, net interest margin in the first quarter of 2006 was 4.48%, compared with 4.67% in the first quarter of 2005. This also compares with a net interest margin of 4.43% in the fourth quarter of 2005, exclusive of RALs.
    Non-interest revenue was $103.9 million in the first quarter of 2006, compared with $65.2 million in the first quarter of 2005. Excluding the impact of the RAL/RT programs, non-interest revenue was $14.5 million in the first quarter of 2006, an increase of 6.1% over $13.7 million in the first quarter of 2005 largely driven by increases in debit card fees, trust fees, and earnings on bank owned life insurance.
    The Company's operating efficiency ratio for the first quarter of 2006 was 43.87%, compared with 28.27% in the same period last year. Approximately 12.8 percentage points of the increase in the operating efficiency ratio is attributable to the change in accounting for the RAL/RT programs discussed above.
    Excluding the impact of the RAL/RT programs in all periods, the Company's operating efficiency ratio for the first quarter of 2006 was 67.97%, compared with 57.64% in the same period last year and 67.67% in the fourth quarter of 2005.
    The increase in the operating efficiency ratio (excluding the impact of the RAL/RT programs) over the prior year is primarily attributable to increased software amortization, equipment expense and ongoing personnel support cost for the implementation of the new company-wide IT system. The Company also experienced higher consulting expenses related to regulatory compliance efforts. The impact from the adoption of SFAS 123(R) and the recognition of compensation for restricted stock awards also contributed to the increase over first quarter 2005.

    Balance Sheet

    Total gross loans were $4.98 billion at March 31, 2006, compared to $4.90 billion at December 31, 2005 and $4.22 billion at March 31, 2005.
    The RAL business generates seasonal products that affect the comparison of quarter-over-quarter loan growth. In the first quarter of each year, RAL loans remain on the books that are then paid or charged-off by year-end. In the fourth quarter of each year, seasonal Holiday Loans, classified in the consumer portfolio, remain on the books at December 31 and are then collected or charged-off by the end of the first quarter.
    Excluding RALS of $61.5 million at March 31, 2006, and Holiday Loans of $57.6 million at December 31, 2005, total gross loans were $4.92 billion at March 31, 2006, compared to $4.84 billion at December 31, 2005, for an annualized growth rate in the first quarter of 2006 of 6.3%. The growth in loans during the first quarter of 2006 included annualized increases of 13.6% in the consumer portfolio (net of Holiday Loans) and 17.2% in the residential real estate portfolio, offset by a slight decline in the commercial portfolio of 2.1%.
    Total deposits were $5.22 billion at March 31, 2006, compared to $5.02 billion at December 31, 2005, and $4.56 billion at March 31, 2005. Excluding $254 million in deposits added through the FBSLO acquisition, total deposits increased $412 million, or 9.0%, during the twelve months ended March 31, 2006. Approximately $100 million of the deposits added during the first quarter of 2006 are attributable to one account which the Company considers to be a short-term deposit while the customer evaluates investment options.

    Asset Quality and Capital Ratios

    In the first quarter of 2006, the Company recorded a provision for credit losses of $48.1 million, compared with a provision of $39.0 million for the same period last year. Excluding RALs, the Company recorded a provision for credit losses of $2.0 million, compared with a provision of $1.5 million for the same period last year. The modest level of provision for credit losses in the first quarter of 2006 is attributable to a significant improvement in problem loans during the quarter.
    At March 31, 2006, the allowance for credit losses (excluding
RALs) was $49.4 million, or 1.00% of total loans, compared to $55.6 million, or 1.14% of total loans, at December 31, 2005.
    Exclusive of RALs, total nonperforming assets, which include nonperforming loans and other real estate owned, were $17.8 million, and declined to 0.26% of total assets, at March 31, 2006, compared with $20.7 million, or 0.30% of total assets, at December 31, 2005.
    The Company's ratio of allowance to nonperforming loans (excluding
RALs) was 331% at March 31, 2006, compared to 312% at December 31,
2005.
    Excluding RALs, net charge-offs were $8.2 million for the three months ended March 31, 2006, compared with net charge-offs of $3.2 million for the three months ended December 31, 2005, and $7.7 million for the three months ended March 31, 2005. Short-term holiday loans, which are charged-off if still outstanding at March 31 each year, accounted for $3.6 million and $2.6 million of the net charge-offs in the first quarters of 2006 and 2005, respectively.
    Annualized net charge-offs to total average loans (both excluding
RALs) were 0.68% for the three months ended March 31, 2006, compared with 0.27% for the three months ended December 31, 2005, and 0.76% for the three months ended March 31, 2005. Holiday loans accounted for 29 and 23 basis points of the annualized net charge-offs to total average loans (both excluding RALs) in the first quarters of 2006 and 2005, respectively.
    The Company's capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

    Profitability Ratios

    Pacific Capital Bancorp's return on average equity (ROE) and return on average assets (ROA) for the first quarter of 2006 were 48.54% and 3.78%, respectively, compared to 50.78% and 3.69%, respectively, for the first quarter of 2005. Excluding the impact of the RAL/RT programs, the Company's ROE and ROA for the first quarter of 2006 were 16.13% and 1.14%, respectively, compared to 25.39% and 1.56%, respectively, for the first quarter of 2005.

    Outlook

    For the full year 2006, Pacific Capital Bancorp continues to expect fully diluted earnings per share to range between $2.29 and $2.37.
    Commenting on the outlook for the remainder of 2006, Thomas said, "We continue to have a strong loan pipeline that we believe will help us drive further top-line growth. Economic conditions in our traditional markets remain healthy, and our increased business development efforts in areas such as San Luis Obispo, San Jose and the San Fernando Valley are producing excellent lending opportunities.
    "However, we believe that funding costs and ongoing expenses related to regulatory compliance and the IT system conversion will be higher than we initially expected. We made a significant investment during the second half of 2005 to upgrade our IT system in order to support the future growth of the Company, both organically and through acquisitions. The additional expense related to the new IT system will cause our operating efficiency ratio to be higher than our targeted level in the near-term. As we continue to grow in asset size and capitalize on more non-interest income opportunities, we believe we will make steady progress in absorbing the costs related to our enhanced infrastructure and improve our level of profitability in the coming years," said Thomas.

    Conference Call and Webcast

    The Company will hold a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its first quarter 2006 results. To access a live webcast of the conference call, log on at the Investor Relations page of the Company's website at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.
    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Forward Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    Non-GAAP Amounts and Measures

    This press release contains amounts and ratios that are computed excluding the results of operations of the RAL/RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities primarily during the first and second quarters of each year. These programs comprise one of the Company's operating segments for purposes of segment reporting in the Company's quarterly and annual reports to the SEC. The Company's Management believes analysts and investors find this information useful for the same reason that Management uses it internally, namely, it provides more comparability with virtually all of the rest of the Company's peers that do not operate such programs.
    The information that excludes balances and results of the RAL/RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.
    In addition to the non-GAAP measures computed related to the Company's balances and results exclusive of its RAL and RT programs, this filing contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin and operating efficiency are calculated on a fully tax-equivalent basis ("FTE"). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on a FTE basis.


PACIFIC CAPITAL BANCORP
Summary Financial Data (Unaudited)

Consolidated Balance Sheets
Dollars in Thousands              (unaudited)
                                    3/31/06     12/31/05     3/31/05

Assets
 Cash and Due From Banks          $  163,176  $   158,880  $  146,360
 Securities                        1,338,481    1,369,549   1,460,050
 Loans
  Commercial (including
   leasing)                        1,216,033    1,222,344   1,029,363
  Real Estate - Non
   Residential                     1,805,062    1,792,221   1,638,611
  Real Estate - Residential        1,176,520    1,128,318     957,468
  Consumer                           716,781      750,737     515,303
  Refund Anticipation
   Loans (RAL)                        61,510           --      68,548
  Other                                1,933        3,666      11,262
                                   ----------  -----------  ----------
    Gross Loans                    4,977,839    4,897,286   4,220,555
  Allowance for Credit Losses         54,676       55,598      55,993
                                   ----------  -----------  ----------
 Total Loans, net                  4,923,163    4,841,688   4,164,562
 Premises and Fixed Assets           116,245      115,831     103,835
 Accrued Interest Receivable          28,885       28,994      24,406
 Goodwill                            140,585      140,585     109,745
 Other Intangible Assets               9,270        9,887       4,536
 Other Assets                        250,331      210,745     168,333
                                   ----------  -----------  ----------
Total Assets                      $6,970,136  $ 6,876,159  $6,181,827
                                   ==========  ===========  ==========

Liabilities
 Deposits
   Non Interest Bearing Demand
    Deposits                      $1,161,005  $ 1,061,711  $1,069,499
   Interest Bearing Deposits       4,062,935    3,956,155   3,488,517
                                   ----------  -----------  ----------
     Total Deposits                5,223,940    5,017,866   4,558,016
 Fed Funds Purchased and
  Securities Sold under
  Repurchase Agreements              267,865      446,642     244,427
 Long Term Debt and Other
  Borrowings                         765,703      793,895     780,766
 Obligations under Capital Lease       9,368        9,317       9,166
 Accrued Interest Payable and
  Other Liabilities                  103,451       63,183      84,721
                                   ----------  -----------  ----------
Total Liabilities                  6,370,327    6,330,903   5,677,096

Shareholders' Equity                 599,809      545,256     504,731
                                   ----------  -----------  ----------
Total Liabilities and
 Shareholders' Equity             $6,970,136  $ 6,876,159  $6,181,827
                                   ==========  ===========  ==========

 Total Consumer Loans, net of
  Holiday Loans                   $  716,781  $   693,166  $  515,303


                                                 % Change 3/31/06 vs
                                                  12/31/05  3/31/05

Assets
 Cash and Due From Banks                               2.7%      11.5%
 Securities                                          (2.3%)     (8.3%)
 Loans
  Commercial (including leasing)                     (0.5%)      18.1%
  Real Estate - Non Residential                        0.7%      10.2%
  Real Estate - Residential                            4.3%      22.9%
  Consumer                                           (4.5%)      39.1%
  Refund Anticipation Loans (RAL)                       --     (10.3%)
  Other                                             (47.3%)    (82.8%)
    Gross Loans                                        1.6%      17.9%
  Allowance for Credit Losses                        (1.7%)     (2.4%)
 Total Loans, net                                      1.7%      18.2%
 Premises and Fixed Assets                             0.4%      12.0%
 Accrued Interest Receivable                         (0.4%)      18.4%
 Goodwill                                              0.0%      28.1%
 Other Intangible Assets                             (6.2%)     104.4%
 Other Assets                                         18.8%      48.7%
Total Assets                                           1.4%      12.8%

Liabilities
 Deposits
  Non Interest Bearing Demand Deposits                 9.4%       8.6%
  Interest Bearing Deposits                            2.7%      16.5%
    Total Deposits                                     4.1%      14.6%
 Fed Funds Purchased and Securities
  Sold under Repurchase Agreements                  (40.0%)       9.6%
 Long Term Debt and Other Borrowings                 (3.6%)     (1.9%)
 Obligations under Capital Lease                       0.5%       2.2%
 Accrued Interest Payable and Other Liabilities       63.7%      22.1%
Total Liabilities                                      0.6%      12.2%

Shareholders' Equity                                  10.0%      18.8%
Total Liabilities and Shareholders' Equity             1.4%      12.8%

 Total Consumer Loans, net of Holiday Loans            3.4%      39.1%


Consolidated Statements of Income (unaudited)
Dollars in Thousands

                                         Three Months Ended 3/31/06
                                      Consolidated Core Bank  RAL/RT
Interest Income
 Loans                                   $202,345  $ 89,402  $112,943
 Securities                                14,620    14,620        --
 Federal Funds Sold and Securities
  Purchased under Resale Agreements           126      (457)      583
                                          --------  --------  --------
  Total Interest Income                   217,091   103,565   113,526
                                          --------  --------  --------
Interest Expense
 Deposits                                  25,528    24,875       653
 Federal Funds Purchased and
  Securities Sold under Repurchase
  Agreements                                5,165       920     4,245
 Other Borrowed Funds                      11,260    10,582       678
                                          --------  --------  --------
  Total Interest Expense                   41,953    36,377     5,576
                                          --------  --------  --------
Net Interest Income                       175,138    67,188   107,950
                                          --------  --------  --------
Provision for Credit Losses
 Provision for Credit Losses - RAL         46,171        --    46,171
 Provision for Credit Losses - Core
  Bank                                      1,975     1,975        --
                                          --------  --------  --------
Provision for Credit Losses                48,146     1,975    46,171
                                          --------  --------  --------
Net Interest Income after Provision
 for Credit Losses                        126,992    65,213    61,779
                                          --------  --------  --------
Non Interest Income
 Service Charges on Deposits                3,998     3,998        --
 Trust Fees                                 4,500     4,500        --
 Refund Transfer Fees                      39,454        --    39,454
 Other Service Charges, Commissions
  and Fees, net                            10,457     3,710     6,747
 Gain on Sale of Tax Refund Loans,
  net                                      43,163        --    43,163
 Gain (Loss) on Securities, net               147       147        --
 Other Income                               2,172     2,172        --
                                          --------  --------  --------
  Total Non Interest Income               103,891    14,527    89,364
                                          --------  --------  --------
Non Interest Expense
 Personnel                                 34,614    29,845     4,769
 Occupancy Expense                          4,815     4,588       227
 Equipment Expense                          2,412     2,201       211
 RAL/RT Service Fees                       52,043        --    52,043
 Other Expenses                            29,130    19,860     9,270
                                          --------  --------  --------
  Total Non Interest Expense              123,014    56,494    66,520
                                          --------  --------  --------
Net Income Before Taxes                   107,869    23,246    84,623
Provision for Income Taxes                 40,501     4,917    35,584
                                          --------  --------  --------
Net Income                               $ 67,368  $ 18,329  $ 49,039
                                          ========  ========  ========

Earnings Per Share - Basic               $   1.44
Earning Per Share - Diluted              $   1.43
Average Number of Shares - Basic           46,668
Average Number of Shares - Diluted         47,096

SFAS 123(R) Impact
 Net Earnings                            $ 67,368
 Net Earnings Before the Effects of
  SFAS 123(R)(a)                         $ 67,699
 Diluted Earning per Share ("EPS")       $   1.43
 Diluted EPS Before the Effects of
  SFAS 123(R)(a)                         $   1.44
 Stock Option Expense Included in
  earnings, pre tax                      $    572



                             Three Months Ended 3/31/05   Consolidated
                           Consolidated  Core     RAL/RT    % Change
                                          Bank

Interest Income
 Loans                        $129,004  $66,629  $62,375         56.9%
 Securities                     16,012   16,012       --        (8.7%)
 Federal Funds Sold and
  Securities Purchased
  under Resale Agreements          250      250       --       (49.6%)
                               --------  -------  -------
  Total Interest Income        145,266   82,891   62,375         49.4%
                               --------  -------  -------
Interest Expense
 Deposits                       13,740   13,740       --         85.8%
 Federal Funds Purchased
  and Securities Sold
  under Repurchase
  Agreements                     1,401    1,401       --        268.7%
 Other Borrowed Funds            7,742    5,858    1,884         45.4%
                               --------  -------  -------
  Total Interest Expense        22,883   20,999    1,884         83.3%
                               --------  -------  -------
Net Interest Income            122,383   61,892   60,491         43.1%
                               --------  -------  -------
Provision for Credit
 Losses
 Provision for Credit
  Losses - RAL                  37,527       --   37,527         23.0%
 Provision for Credit
  Losses - Core Bank             1,485    1,485       --         33.0%
                               --------  -------  -------
Provision for Credit
 Losses                         39,012    1,485   37,527         23.4%
                               --------  -------  -------
Net Interest Income after
 Provision for Credit
  Losses                        83,371   60,407   22,964         52.3%
                               --------  -------  -------
Non Interest Income
 Service Charges on
  Deposits                       4,291    4,291       --        (6.8%)
 Trust Fees                      4,355    4,355       --          3.3%
 Refund Transfer Fees           20,821       --   20,821         89.5%
 Other Service Charges,
  Commissions and Fees,
  net                            7,857    3,236    4,621         33.1%
 Gain on Sale of Tax
  Refund Loans, net             26,023       --   26,023         65.9%
 Gain (Loss) on
  Securities, net                 (109)    (109)      --        234.9%
 Other Income                    1,920    1,919        1         13.1%
                               --------  -------  -------
  Total Non Interest
   Income                       65,158   13,692   51,466         59.4%
                               --------  -------  -------
Non Interest Expense
 Personnel                      28,231   24,551    3,680         22.6%
 Occupancy Expense               4,079    3,868      211         18.0%
 Equipment Expense               2,361    2,164      197          2.2%
 RAL/RT Service Fees                --       --       --           --
 Other Expenses                 18,837   13,966    4,871         54.6%
                               --------  -------  -------
  Total Non Interest
   Expense                      53,508   44,549    8,959        129.9%
                               --------  -------  -------
Net Income Before Taxes         95,021   29,550   65,471         13.5%
Provision for Income Taxes      35,615    8,084   27,531         13.7%
                               --------  -------  -------
Net Income                    $ 59,406  $21,466  $37,940         13.4%
                               ========  =======  =======

Earnings Per Share - Basic    $   1.30
Earning Per Share -
 Diluted                      $   1.29
Average Number of Shares -
 Basic                          45,778
Average Number of Shares -
 Diluted                        46,123

SFAS 123(R) Impact
 Net Earnings                 $ 59,406
 Net Earnings Before the
  Effects of SFAS 123(R)(a)   $ 59,406
 Diluted Earning per Share
  ("EPS")                     $   1.29
 Diluted EPS Before the
  Effects of SFAS 123(R)(a)   $   1.29
 Stock Option Expense
  Included in earnings, pre
  tax                         $      -

(a) Non GAAP measure

Effective as of the beginning of the year, the Company adopted FASB Statement 123(R)-Share-Based Payment using the modified prospective application method. Accordingly, its results of operations for prior fiscal periods have not been adjusted to include the cost relating to stock options.

The Company's management utilizes the above Core Bank information in the evaluation of its banking operations and believes that the investment community also finds this information valuable to understand the key drivers of the business.



Net Interest Margin (unaudited)
Dollars in Thousands
                                        Three Months Ended 3/31/06
                                    Consolidated  Core Bank   RAL/RT

Net Interest Margin  (tax
 equivalent)                              10.54%       4.48%       NA

Net Interest Income (tax
 equivalent)                         $  176,689  $   68,739  $107,950

Interest Income                      $  217,091  $  103,565  $113,526
Interest Expense                         41,953      36,377     5,576
                                      ----------  ----------  --------
Net Interest Income                  $  175,138  $   67,188  $107,950
                                      ==========  ==========  ========
Tax Equivalent Adjustment            $    1,551  $    1,551  $     --

Average Earning Assets               $6,799,230  $6,221,806  $577,424


                                        Three Months Ended 12/31/05
                                     Consolidated  Core Bank   RAL/RT

Net Interest Margin  (tax
 equivalent)                                4.42%       4.43%      NA

Net Interest Income (tax
 equivalent)                          $   68,627  $   68,662  $   (35)

Interest Income                       $  101,450  $  101,750  $  (300)
Interest Expense                          34,384      34,649     (265)
                                       ----------  ----------  -------
Net Interest Income                   $   67,066  $   67,101  $   (35)
                                       ==========  ==========  =======
Tax Equivalent Adjustment             $    1,567  $    1,567  $    --

Average Earning Assets                $6,163,668  $6,151,951  $11,717


                                        Three Months Ended 3/31/05
                                    Consolidated  Core Bank   RAL/RT

Net Interest Margin  (tax
 equivalent)                               8.20%       4.67%       NA

Net Interest Income (tax
 equivalent)                         $  123,975  $   63,484  $ 60,491

Interest Income                      $  145,266  $   82,891  $ 62,375
Interest Expense                         22,883      20,999     1,884
                                      ----------  ----------  --------
Net Interest Income                  $  122,383  $   61,892  $ 60,491
                                      ==========  ==========  ========
Tax Equivalent Adjustment            $    1,592  $    1,592  $     --

Average Earning Assets               $6,131,171  $5,515,828  $615,343



Consolidated Average Balances and Annualized Yields  (unaudited)
Dollars in Thousands

                                                As of 3/31/2006
Average Assets                              Balance    Income    Rate
 Federal Funds Sold                       $   11,314  $    126   4.52%
 Securities(1)
  Taxable                                  1,147,434    11,835   4.18%
  Non-taxable                                209,608     4,237   8.09%
                                          ----------- ---------
   Total Securities                        1,357,042    16,072   4.78%
                                          ----------- ---------
 Loans(2)
  Commercial (including Leasing)           1,220,424    25,189   8.37%
  Real Estate - Non Residential            1,808,220    32,866   7.27%
  Real Estate - Residential                1,147,242    16,271   5.67%
  Consumer                                 1,251,588   128,100  41.51%
  Other                                        3,400        18   2.15%
                                          ----------- ---------
   Total Loans                             5,430,874   202,444  15.07%
                                          ----------- ---------
 Total Earning Assets                      6,799,230   218,642  13.04%
                                          ----------- ---------
 FAS 115 Market Value Adjustment               1,608
 Non Earning Assets                          435,603
                                          -----------
Total Average Assets                      $7,236,441
                                          ===========

Average Liabilities and Shareholders'
 Equity
 Non Interest Bearing Demand Deposits     $1,398,904   $    --   0.00%
 Interest-Bearing Deposits
  Interest Bearing Demand and Savings      2,293,446    10,001   1.77%
  Time Certificates of Deposit             1,748,645    15,527   3.60%
                                          ----------- ---------
 Total Interest Bearing Deposits           4,042,091    25,528   2.56%
                                          ----------- ---------
 Borrowings
  Fed Funds Purchased and Repurchase
   Agreements                                470,775     5,165   4.45%
  Other Borrowings                         1,025,610    11,260   4.45%
                                          ----------- ---------
 Total Borrowings                          1,496,385    16,425   4.45%
                                          ----------- ---------
 Total Interest Bearing Liabilities       $5,538,476  $ 41,953   3.07%
                                          ----------- ---------
 Other Liabilities                          (263,763)
 Shareholders' Equity                        562,824
                                          -----------
Total Average Liabilities and
 Shareholders' Equity                     $7,236,441
                                          ===========

Interest Income/Earning Assets                                  13.04%
Interest Expense/Earning Assets                                  2.50%
Tax Equivalent Net Interest Margin                     176,689  10.54%
Provision for Credit Losses/Earning
 Assets                                                 48,146   2.87%
                                                      ---------
Net Interest Income on Tax Equiv.
 Basis after Provn for Credit Losses                   128,543   7.67%
Less: Tax Equivalent Interest Income
      Non Taxable Securities and
      Loans Included in Interest Income                  1,551   0.10%
                                                      ---------
Net Interest Income after Provision for
 Credit Losses                                        $126,992   7.57%
                                                      =========

Total Loans, RAL                            $525,374  $112,943     NA
Total Loans, Core Bank                    $4,905,500   $89,501   7.40%
Consumer Loans, RAL                         $525,374  $112,943     NA
Consumer Loans, Core Bank                   $726,214   $15,157   8.46%


                                                 As of 3/31/2005
Average Assets                               Balance    Income   Rate
 Federal Funds Sold                        $   38,950 $    250   2.60%
 Securities(1)
  Taxable                                   1,282,010   13,400   4.24%
  Non-taxable                                 187,811    4,066   8.66%
                                           ----------- --------
   Total Securities                         1,469,821   17,466   4.80%
                                           ----------- --------
 Loans(2)
  Commercial (including Leasing)            1,024,977   18,465   7.31%
  Real Estate - Non Residential             1,609,577   25,847   6.42%
  Real Estate - Residential                   925,719   12,841   5.55%
  Consumer                                  1,059,543   71,974  27.55%
  Other                                         2,584       15   2.35%
                                           ----------- --------
   Total Loans                              4,622,400  129,142  11.28%
                                           ----------- --------
 Total Earning Assets                       6,131,171  146,858   9.71%
                                           ----------- --------
 FAS 115 Market Value Adjustment               13,592
 Non Earning Assets                           388,089
                                           -----------
Total Average Assets                       $6,532,852
                                           ===========

Average Liabilities and Shareholders'
 Equity
 Non Interest Bearing Demand Deposits      $1,341,535  $    --   0.00%
 Interest-Bearing Deposits
  Interest Bearing Demand and Savings       1,983,510    4,145   0.85%
  Time Certificates of Deposit              1,562,145    9,595   2.49%
                                           ----------- --------
 Total Interest Bearing Deposits            3,545,655   13,740   1.57%
                                           ----------- --------
 Borrowings
  Fed Funds Purchased and Repurchase
   Agreements                                 216,715    1,401   2.62%
  Other Borrowings                            883,300    7,742   3.55%
                                           ----------- --------
 Total Borrowings                           1,100,015    9,143   3.37%
                                           ----------- --------
 Total Interest Bearing Liabilities        $4,645,670  $22,883   2.00%
                                           ----------- --------
 Other Liabilities                             71,225
 Shareholders' Equity                         474,422
                                           -----------
Total Average Liabilities and
 Shareholders' Equity                      $6,532,852
                                           ===========

Interest Income/Earning Assets                                   9.71%
Interest Expense/Earning Assets                                  1.51%
Tax Equivalent Net Interest Margin                     123,975   8.20%
Provision for Credit Losses/Earning Assets              39,012   2.58%
                                                       --------
Net Interest Income on Tax Equiv.
 Basis after Provn for Credit Losses                    84,963   5.62%
Less: Tax Equivalent Interest Income
      Non Taxable Securities and
      Loans Included in Interest Income                  1,592   0.11%
                                                       --------
Net Interest Income after Provision for
 Credit Losses                                         $83,371   5.51%
                                                       ========

Total Loans, RAL                             $528,533  $61,971     NA
Total Loans, Core Bank                     $4,093,867  $67,171   6.65%
Consumer Loans, RAL                          $528,533  $61,971     NA
Consumer Loans, Core Bank                    $531,010  $10,003   7.64%

(1) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value which are included in other assets
(2) Nonaccrual loans are included in loan balances. Interest income includes related fee income



Key Financial Ratios (unaudited)
Dollars in Thousands

                                             Three Months Ended
                                       3/31/06    12/31/05    3/31/05
Financial Ratios
 Operating Efficiency Ratio              43.87%      71.10%     28.27%
 Operating Efficiency Core Bank          67.97%      67.67%     57.64%

 Return on Equity - Consolidated         48.54%       8.27%     50.78%
 Return on Equity Core Bank              16.13%      10.05%     25.39%
 Average Equity - Consolidated        $562,824    $531,315   $474,422
 Average Equity - Core Bank           $460,740    $444,496   $342,803

 Return on Assets - Consolidated          3.78%       0.65%      3.69%
 Return on Assets Core Bank               1.14%       0.66%      1.56%
 Average Total Assets - Consolidated $7,236,441 $6,747,166 $6,532,852
 Average Total Assets - Core Bank    $6,494,651 $6,735,929 $5,597,471

 Tangible Common Equity Ratio             6.60%       5.87%      5.87%
 Tier 1 Capital Ratio                     7.00%       6.60%      6.60%
 Risk Weighted Capital Ratio              9.10%       8.00%      9.00%

 Leverage Ratio                           7.78%       7.87%      7.26%

Credit Quality Ratios
 Allowance for Credit Losses           $54,676     $55,598    $55,993
 Allowance for  RAL Credit Losses        5,320          --      8,203
 Allowance for Core Bank Credit Losses  49,356      55,598     47,790

 Net Charge-Offs                       $49,068      $1,217    $36,996
 Net Charge-Offs RAL                    40,851      (1,968)    29,324
 Net Charge-Offs Core Bank               8,217       3,185      7,672


 Annualized Net Charge-Offs to Average
  Loans                                   3.66%       0.10%      3.25%
 Annualized Net Charge-offs to Average
  Loans Core Bank                         0.68%       0.27%      0.76%

 Nonperforming Assets
  Loans Past Due 90 Days and Accruing     $390      $1,227     $1,059
  Nonaccrual Loans                      14,542      16,590     23,984
                                       --------   ---------   --------
  Total Nonperforming Loans             14,932      17,817     25,043
  Other Real Estate Owned and Other
   Foreclosed Assets                     2,910       2,910      2,910
                                       --------   ---------   --------
 Total Nonperforming Assets            $17,842     $20,727    $27,953
                                       ========   =========   ========

 Nonperforming Loans/Total Loans Core
  Bank                                    0.30%       0.36%      0.60%
 Nonperforming Assets/Total Assets
  Core Bank                               0.26%       0.30%      0.48%
 Allowance for Core Bank Credit
  Losses/Non Performing Loans              331%        312%       191%
 Allowance for Core Bank Credit Losses/
  Total Loans                             1.00%       1.14%      1.15%

    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, 805-884-6680
             Debbie.Whiteley@pcbancorp.com